SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________
FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

RETAIL OPPORTUNITY INVESTMENTS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State of Incorporation or Organization)	26-0500600 (I.R.S. Employer Identification Number)
3 Manhattanville Road Purchase, New York (Address of Principal Executive Offices)	10577 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Stock, $0.0001 par value per share	The NASDAQ Stock Market LLC

Warrants, exercisable for Common Stock at an exercise price of $12.00 per share	The NASDAQ Stock Market LLC

Units, each consisting of one share of Common Stock and one Warrant	The NASDAQ Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [x]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

Effective as of June 2, 2011 (the "Effective Time"), Retail Opportunity Investments Corp. changed its state of incorporation from Delaware to Maryland.  This reincorporation was effectuated by a merger (the "Reincorporation Merger") of Retail Opportunity Investments Corp., a Delaware corporation ("ROIC Delaware"), with and into Retail Opportunity Investments Corp., a Maryland corporation ("ROIC Maryland"), then a wholly owned Maryland subsidiary established for such purpose.  The Reincorporation Merger was approved by the requisite vote of stockholders at ROIC Delaware's Annual Meeting of Stockholders on May 5, 2011.  ROIC Maryland is deemed to be the successor issuer of ROIC Delaware under Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  ROIC Delaware and ROIC Maryland, as issuer and successor issuer under Rule 12g-3 of the Exchange Act, are collectively referred to herein as the "Registrant."

The Registrant is filing this Amendment No. 1 to the registration statement on Form 8-A filed by the Registrant with the Securities and Exchange Commission on November 2, 2009 (the "Registration Statement") pursuant to Rule 12g-3 under the Exchange Act solely to update the Registration Statement as a result of the Registrant's reincorporation in the State of Maryland from the State of Delaware via the Reincorporation Merger.

As of the Effective Time of the Reincorporation Merger (i) each outstanding share of common stock, par value $0.0001 per share, of ROIC Delaware was converted into one share of common stock, par value $0.0001 per share, of ROIC Maryland ("Common Stock"), (ii) each outstanding option, warrant and right to purchase shares of common stock of ROIC Delaware converted into and became an option, warrant or right to purchase shares of Common Stock upon the same terms and conditions as they existed immediately prior to the Effective Time with respect to ROIC Delaware, and (iii) the surviving corporation, ROIC Maryland, is governed by (x) the Maryland General Corporation Law (the "MGCL"), (y) the Articles of Amendment and Restatement of ROIC Maryland (the "Charter"), and (z) the Bylaws of ROIC Maryland (the "Bylaws").

In accordance with Rule 12g-3 under the Exchange Act, the shares of Common Stock were deemed to be registered under Section 12(b) of the Exchange Act as the successor to ROIC Delaware.  The Registrant hereby expressly adopts this Form 8-A/A as its own for all purposes of the Exchange Act.  The shares of Common Stock continue to be listed on The NASDAQ Global Select Market under the symbol "ROIC."

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                      Description of Registrant's Securities to be Registered.

The Registrant hereby incorporates by reference the description of Common Stock contained in the section entitled "Proposal No. 3 – Reincorporation from Delaware to Maryland" in ROIC Delaware's definitive proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on April 6, 2011 under the Maryland sub-headings, including the following captions: "Charter Amendments," "Classification and Issuance of Stock," "Amendment to Bylaws," "Stockholder Action by Written Consent," "Restrictions on Ownership and Transfer of Stock," "Special Stockholder Meetings," "Number and Election of Directors," "Removal of Directors," "Dividends and Other Distributions," "Change in Control," and "Are There Any Provisions Applicable to Unfriendly Takeover Proposals in the MGCL?"  The Registrant hereby also incorporates by reference the description of the warrants, exercisable for Common Stock at an exercise price of $12.00 per share, contained under the caption "What is the Impact of the Reincorporation Proposal on the Outstanding Warrants?"

Item 2.                      Exhibits.

Exhibit No.	Description
3.1	Articles of Amendment and Restatement of Retail Opportunity Investments Corp.*
3.2	Bylaws of Retail Opportunity Investments Corp.*
3.3
Articles of Merger between Retail Opportunity Investments Corp., a Delaware corporation, and Retail Opportunity Investments Corp., a Maryland corporation, as survivor, as filed with the State Department of Assessments and Taxation of Maryland on June 2, 2011*

*	Incorporated herein by reference to the Company’s current report on Form 8-K dated June 2, 2011 (File No. 001-33749).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RETAIL OPPORTUNITY INVESTMENTS CORP.
(Registrant)

Dated:  June 2, 2011                                     By:  /s/ John B. Roche
John B. Roche
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Amendment and Restatement of Retail Opportunity Investments Corp.*
3.2	Bylaws of Retail Opportunity Investments Corp.*
3.3
Articles of Merger between Retail Opportunity Investments Corp., a Delaware corporation, and Retail Opportunity Investments Corp., a Maryland corporation, as survivor, as filed with the State Department of Assessments and Taxation of Maryland on June 2, 2011*

*	Incorporated herein by reference to the Company’s current report on Form 8-K dated June 2, 2011 (File No. 001-33749).